Exhibit 4.44

THIS LICENSE AND RESELLER AGREEMENT dated as of the October 30, 2018 is made

BETWEEN:

EHAVE, INC., a company incorporated under the laws of the Province of Ontario, Canada (“Ehave”);

- and -

COMPANION HEALTHCARE TECHNOLOGIES CORP, a company incorporated under the laws of the Province of Ontario (“CHT”)

RECITALS:

A.	Ehave has developed a software platform that provides an end-to-end patient management solution to healthcare professionals and provides that platform to users as a service.

B.	CHT has developed a business model to bring a similar service that Ehave provides using the Ehave Platform for the domain of the animal market including companion animals (i.e. pets).

C.	The Parties desire to enter into this Agreement to enable CHT to pursue its business model whereby CHT will license and provide services in relation to companion and other animals using the Ehave Companion Solution under the terms and conditions contained herein.

NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set out herein and of other consideration (the receipt and sufficiency of which are acknowledged by each Party), the Parties covenant and agree as follows:

1.	INTERPRETATION

(a)	Definitions

In this Agreement and the schedules annexed hereto, the following terms shall have the respective meanings indicated below:

“Acceptance Criteria” has the meaning ascribed to it in Section 3(d).

“Acceptance Period” has the meaning ascribed to it in Section 3(d).

“Acceptance Procedures” has the meaning ascribed to it in Section 3(d).

“Agreement” means this license and reseller agreement and all Schedules, Appendixes and Exhibits attached hereto.

“Applicable Laws” means any and all (i) laws, statutes, rules, regulations, by laws, codes, treaties, constitutions and ordinances, including Privacy Legislation (“Laws”), (ii) order, directive, judgment, decree, award or writ of any court (including a court of equity), arbitrator or arbitration panel, or any Governmental Authority or other body exercising adjudicative, regulatory, judicial or quasi-judicial powers, including any stock exchange (“Orders”), and (iii) policies, guidelines, standards, requirements, notices and protocols of any Governmental Authority (“Policies”); which are applicable to or govern CHT, Ehave or the transactions contemplated by this Agreement.

“Authentication ID” means a security mechanism by which an Authorized User identifies herself or himself to the Ehave Companion Solution and gains access thereto, which security mechanism may include user identification, passwords, digital certificates or any other similar process mechanism for authentication and recognition as determined by Ehave from time to time.

“Authorized User” means an individual who an End User has authorized to access and use CHT’s services, which includes the use of the Ehave Companion Solution.

“Business Day” means any calendar day except for Saturday or Sunday or any statutory holiday observed in the Province of Ontario.

“CHT Developments” has the meaning ascribed to it in Section 4(a).

“CHT Indemnified Parties” has the meaning ascribed to it on Section 16(a).

“CHT Marks” means the names, trademarks, trade names, service marks, designs and logos of CHT.

“Claim” has the meaning ascribed to it in Section 16(a).

“Competitive Transaction” has the meaning ascribed to it in Section 2(d).

“Confidential Information” means this Agreement, the Ehave Companion Solution, End User Data and all ideas, designs, business models, databases, drawings, documents, diagrams, formulas, test data, marketing, financial or personnel data, sales information, customer or supplier information, including information provided by such customers or suppliers, or any other information already furnished and to be furnished or made available by one Party to the other, whether in oral, written, graphic or electronic form including any such information exchanged during informational sessions designated as confidential, including, without limitation, information concerning a Party's actual and potential customers and other Intellectual Property Rights of such Party, provided, however, that Confidential Information shall not include any data or information:

(i)	that, at the time of disclosure, is in or, after disclosure, becomes part of the public domain, through no act or failure on the part of the receiving Party, whether through breach of this Agreement or otherwise;

(ii)	that, prior to disclosure by the disclosing Party, was already in the possession of the receiving Party, as evidenced by written records kept by the receiving Party in the ordinary course of its business, or as evidenced by proof of actual prior use by the receiving Party;

(iii)	independently developed by the receiving Party, by Persons having no direct or indirect access to the disclosing Party’s Confidential Information provided that the receiving Party provides clear and convincing evidence of such independent development;

(iv)	which, subsequent to disclosure, is obtained from a third Person: (A) who is lawfully in possession of such information; (B) who is not in violation of any contractual, legal, or fiduciary obligation to either Party, as applicable, with respect to such information; and (C) who does not prohibit either Party from disclosing such information to others; or

(v)	is further disclosed with the prior written consent of the disclosing Party, but only to the extent of such consent.

“Effective Date” means the date first written above.

“Ehave Companion Solution” means the Ehave Platform, as modified, adapted and customized, as provided herein, the specifications of which are set out in Schedule “1”.

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“Ehave Platform” means the Software, Ehave Server and such devices and peripherals physically located with the Ehave Server, including all computer hardware, software, network elements, and electrical and telecommunications infrastructure located behind the Point of Access.

“Ehave Server” means that computer server located at Ehave’s premises, or a third party provider of hosting and/or network services, that houses the Software.

“End User” means CHT’s customers who have entered into a subscription agreement with CHT for CHT services, which services include the use of the Ehave Companion Solution.

“End User Data” means collectively any data, files, documentation or other information (including personal information) that an End User or any of its Authorized Users may: (i) upload to the Ehave Companion Solution; and/or (ii) have processed through the use of the Ehave Companion Solution, and includes any data or output resulting from or derived from such use.

“Escrow Agent” has the meaning ascribed thereto in Section 12(a).

“Escrow Agreement” has the meaning ascribed thereto in Section 12(a).

“Field of Use” means indications and outcomes related to any companion and other animals.

“Governmental Authority” means any domestic, foreign or supranational government, whether federal, provincial, state, territorial or municipal; and any governmental agency, ministry, department, tribunal, commission, bureau, board or other instrumentality, including international institutions, exercising or purporting to exercise legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Implementation Plan” has the meaning ascribed to it in Section 3(a).

“Intellectual Property” means any property, tangible or intangible, that may be subject to Intellectual Property Rights, including without limitation, ideas, formulae, algorithms, concepts, techniques, processes, procedures, approaches, methodologies, plans, systems, research, information, documentation, data, data compilations, specifications, requirements, designs, diagrams, programs, inventions, technologies, software (including its source code), tools, products knowledge, know-how, including without limitation, trade secrets, and other materials or things.

“Intellectual Property Rights” means (a) any and all proprietary rights anywhere in the world provided under (i) patent law; (ii) copyright law, including moral rights; (iii) trademark law; (iv) design patent or industrial design law; (v) semiconductor chip or mask work law; (vi) trade secret law; (vii) privacy law; or (viii) any other statutory provision or common law principle applicable to this Agreement which may provide a right in either (A) Intellectual Property; or (B) the expression or use of Intellectual Property; and (b) any and all applications, registrations, licenses, sub-licenses, franchises, agreements or any other evidence of a right in any of the foregoing.

“Objectionable Content” means content that infringes any Applicable Laws or third party rights, and content which is obscene, indecent, pornographic, seditious, defamatory, threatening, liable to incite racial hatred, menacing, blasphemous, misleading, deceptive or in breach of any person’s Intellectual Property Rights.

“Party” means either Ehave or CHT; and “Parties” means both of them.

“Person” means any individual, estate, sole proprietorship, firm, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, limited liability company, corporation, body corporate, trustee, trust, Governmental Authority or other entity or organization and includes any successor to any of the foregoing.

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“Point of Access” means Ehave’s, or its subcontractor’s, border router, which is used to establish connectivity from the Ehave Platform to Ehave’s, or its subcontractor’s, Internet provider, or the public Internet.

“Royalties” means the fees, charges and other amounts to be paid by CHT to Ehave for the rights granted hereunder and which amounts are set out in Schedule “6”.

“Security Requirements” means those safeguards and controls set out in Schedule “5”.

“Software” means Ehave’s proprietary patient and data management software and any related documentation, as modified for use in the animal (including companion animal) and veterinary industry.

“Source Code” means the human-readable form of a computer instruction, including, but not limited to, related system documentation, flow charts, all comments and any procedural code and a description of the procedure for generating object code, all of a level sufficient to enable a programmer reasonably fluent in the programming language in which the Software was written to understand, build, operate, support, maintain and develop modifications, upgrades, updates, adaptations, enhancements, new versions, and other derivative works and improvements of, and to develop computer programs compatible with, the Software. “Specifications” has the meaning ascribed to it in Section 3(a).“Subscription Agreement” has the meaning ascribed to it in Section 5(b).

“Term” has the meaning ascribed to it in Section 9.

“Territory” means any jurisdiction in the World where the use of the Ehave Companion Solution for the intended purpose herein is permitted under Applicable Law.

“Transition out Period” has the meaning ascribed to it in Section 10(f).

“Transition-out Services” has the meaning ascribed to it in Section 10(f).

“Virus” means a piece of code usually (but not necessarily) disguised as something else that causes some unexpected and, for the victim, usually undesirable, event and which is designed so that it may automatically spread to other computer users; the term ‘Virus’ will also be deemed to include worms, cancelbots, trojan horses, harmful contaminants (whether self-replicating or not) and nuisance causing or otherwise harmful applets.

(b)	Headings; Extended Meanings

The division of this Agreement into articles, sections, schedules and other subdivisions, and the inclusion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement. The headings in the Agreement are not intended to be full or precise descriptions of the text to which they refer. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles and Sections are to Articles and Sections of this Agreement. The word “including” or “include(s)” means “including without limitation” or “include(s) without limitation”.

(c)	Currency

Unless otherwise specified, all references to monetary amounts, including the symbol “$”, are in respect of Canadian currency.

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(d)	Exhibits and Schedules

The following Schedules are a part of and are integral to this Agreement:

Schedule “1”	-	Ehave Companion Solution Specifications
Schedule “2”	-	Development and Implementation Plan
Schedule “3”	-	Support Procedures
Schedule “4”	-	Service Level Commitments
Schedule “5”	-	Security Requirements
Schedule “6”	-	Royalties and Early Termination Fee
Schedule “7”	-	Source Code Escrow

(e)	Entire Agreement

This Agreement, together with any other documents to be delivered pursuant hereto, constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, negotiations, discussions and understandings, written or oral, between the Parties. Except as expressly provided in this Agreement, there are no representations, warranties, conditions other agreements or acknowledgements, whether direct or collateral, express or implied, that form part of or affect this Agreement. The execution of this Agreement has not been induced by, nor do either of the Parties rely upon or regard as material, any representations, warranties, conditions, other agreements or acknowledgements not expressly made in this Agreement or in the other documents to be delivered pursuant hereto.

(f)	Governing Law:

This Agreement shall be governed by, and construed and enforced in accordance with, the laws in force in the Province of Ontario (excluding any conflict of laws rule or principle which might refer such construction to the laws of another jurisdiction). The Parties hereto agree to submit to the exclusive jurisdiction of the courts of the Province of Ontario and waive any objection relating to improper venue or forum non conveniens to the conduct of any proceeding in any such court.

(g)	Severability:

In the event that any provision (or any portion of a provision) of this Agreement shall for any reason be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable for any reason, such invalidity, illegality or unenforceability shall not affect any other provision hereof and this Agreement shall be construed as if such invalid, illegal or unenforceable provision (or portion of a provision) had never been contained herein in regards to that particular jurisdiction.

2.	APPOINTMENT AND LICENSE GRANT

(a)	Exclusive Appointment

Ehave hereby appoints CHT, and CHT hereby accepts the appointment, to act as Ehave’s reseller of the use of the Ehave Companion Solution within the Field of Use in the Territory for the duration of the Term solely in accordance with the terms and conditions of this Agreement. Subject to Section 2(e), the foregoing appointment is exclusive such that Ehave shall not appoint any other Person to, nor may Ehave itself, sell or resell the use of the Ehave Companion Solution within the Field of Use anywhere in the Territory.

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(b)	Grant by Ehave

Subject to the terms and conditions of this Agreement commencing as of the Effective Date and for the duration of the Term and any Transition-out Period, Ehave hereby grants to CHT a non-transferable (except as permitted under Section 20(f)), right to:

(i)	sub-license the use of the Ehave Companion Solution within the Field of Use in the Territory to End Users and their respective Authorized Users, including in operation or by interfacing with other software, hardware, systems, networks and services, in accordance with and subject to the provisions of CHT’s Subscription Agreement; and

(ii)	use the Ehave Companion Solution to support its licensed End Users.

Subject to Section 2(e), the grant set out in Clause 2(b)(i) is exclusive such that Ehave shall not license any other Person to, nor may Ehave itself, license, sub-license the use of, or provide services similar to, the Ehave Companion Solution within the Field of Use anywhere in the Territory.

(c)	Restrictions on Use

Any rights not granted herein are strictly reserved by Ehave. CHT shall not, and shall not permit others to, reverse engineer, decompile, disassemble or translate any software used by Ehave to provide the Ehave Companion Solution, or otherwise attempt to view, display or print such software, including its Source Code, except as permitted herein.

(d)	Prohibition on Competitive Solutions

For so long as the appointment set out in Section 2(a) is exclusive, CHT shall not enter into an agreement (a “Competitive Transaction”) with any other Person related to the license, sub-license, sale, resale or provide service, solutions, goods or products, that are substantially similar to or competitive with the Ehave Companion Solution. For clarity, a Competitive Transaction shall not include an agreement for use, integration or interfacing, or co-marketing, of the Ehave Companion Solution with other services, solutions, devices, goods or products, where such other services, solutions, devices, goods or products do not contain the same or similar functionality of the Ehave Companion Solution, but provides for a complementary solution.

(e)	Conversion to Non-Exclusive

Notwithstanding anything to the contrary contained herein, the exclusive appointment and license set out in Sections 2(a) and 2(b) shall become non-exclusive if:

(i)	at any time during the Term hereof, CHT breaches Section 2(d) as determined by arbitration in accordance with Section 19(c) or by a final non-appealable judgment of a court of competent jurisdiction; or

(ii)	at any time after November 1, 2010 CHT fails to achieve annual revenues of $500,000.

(f)	No Franchise Agreement

The Parties to this Agreement are independent contractors and nothing in this Agreement shall be deemed or constructed as creating a joint venture, partnership, agency relationship, or franchise between Ehave and CHT. Neither Party, by virtue of this Agreement, will have any right, power or authority to act or create an obligation, express or implied, on behalf of the other Party. Each Party assumes responsibility for the actions of their personnel under this Agreement and will be solely responsible for their supervision, daily direction and control, wage rates, withholding income taxes, Canada Pension Plan contributions, employment insurance premiums, disability benefits, or the manner and means through which the work under this Agreement will be accomplished. Except as provided otherwise in this Agreement, CHT has the sole discretion to determine CHT's methods of operation, CHT's accounting practices, the types and amounts of insurance CHT carries, CHT's personnel practices, CHT's advertising and promotion, CHT's customers and CHT's service areas and methods. The relationship created hereby between the parties is solely that of supplier and reseller, and licensor and licensee.

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3.	DEVELOPMENT AND IMPLEMENTATION OF THE COMPANION SOLUTION

(a)	Specifications and Implementation

Attached hereto as Schedule “1” are the business requirements and technical specifications of the Ehave Companion Solution (the “Specifications”). Attached hereto as Schedule “2” is the development and implementation plan (the “Implementation Plan”), which sets out the procedures and obligations of each of the Parties and the key milestones and timelines in relation to the development and implementation of the Ehave Companion Solution. The Parties acknowledge that at the time of execution of this Agreement that the Specifications and Implementation Plan may not have been fully developed, but that the creation of the Specifications and development of the detailed Implementation Plan will be the first step in respect of the development and implementation of the Ehave Companion Solution, in which case, once approved by the Parties in writing, the Specifications and Implementation Plan so developed will be attached hereto and shall replace Schedules “1” and “2” respectively. Once finalized the Specifications and Implementation Plan may not be changed or modified by either Party, except in accordance with the procedures set out in Section 3(c).

(b)	Obligations

Each of Ehave and CHT shall perform, at their own expense (or as otherwise set out in Schedule “6”), their respective obligations and responsibilities set out in the Implementation Plan as necessary to accomplish the development and implementation of the Ehave Companion Solution in accordance with the milestones and timelines set out therein. CHT acknowledges that the development and implementation of the Ehave Companion Solution requires decisions and input from CHT and for CHT to perform its obligations thereunder in a timely manner. In the event that CHT delays in providing such decisions, input or performance of its obligations, the development and implementation of the Ehave Companion Solution shall be correspondingly delayed. Subject to the foregoing, Ehave acknowledges that time is of the essence with respect to its obligations hereunder and that prompt and timely performance of all such obligations, including all development and implementation dates, timetables, project milestones and other requirements in this Agreement is strictly required. Once the implementation of the Ehave Companion Solution is completed, Ehave shall notify CHT of such completion and that the Ehave Companion Solution is ready for testing in accordance with Section 3(d).

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(c)	Change Control Process

Either Party may request additions, deletions or amendments in respect of the development and implementation of the Ehave Companion Solution (“Change”). Changes shall be requested in writing signed by an authorized representative of the Party requesting the Change (“Change Request”). Ehave shall have no obligation to perform, and CHT shall have no obligation to pay for, services related to any proposed modification or change unless both Parties have agreed to the modifications or changes in writing in accordance with the procedures set forth herein. The Change Request shall include a reasonably detailed description of the scope and nature of the requested Change. If CHT desires a Change, Ehave shall evaluate the feasibility of such change as it relates to the proposed Field of Use. As soon as reasonably possible after receipt of CHT’s request, Ehave agrees to provide CHT with a written estimate of the cost, if any, of and the timing to implement the requested Changes as well as any additional terms and conditions related to such Changes. The costs, if any, associated with the development of such estimate shall be borne by CHT. Upon CHT’s approval in writing of the cost estimate and any additional terms and conditions related to such Changes, including delivery dates and payment terms provided by Ehave, the Parties shall revise the Specifications and Implementation Plan and shall replace the Specifications and Implementation Plan attached hereto as Schedules “1” and “2”, and Ehave shall develop and implement the Change as so agreed. Changes shall be subject to acceptance testing by CHT prior to being deployed into production in accordance with procedures described in Section 3(d) or as otherwise agreed by the parties in writing. Ehave shall not refuse to accept a CHT Change request unless it is unable to make the Change requested using commercially reasonable efforts, in which event Ehave will provide an explanation to CHT; or Ehave and CHT fail to agree on the terms and conditions related to the performance of such Change, including the costs, if any. If a mutually acceptable resolution is not reached in respect of a CHT Change request, the Parties may submit the issue to mediation pursuant to Section 19(b).

(d)	Acceptance

The criteria (“Acceptance Criteria”) which the Ehave Companion Solution is to meet and the procedures by which such criteria are to be tested (“Acceptance Procedures”) shall be set out in the Implementation Plan and shall follow the requirements set out in this Section 3(d). Once notified by Ehave that the Ehave Companion Solution is ready for acceptance testing, CHT shall perform the tests as set out in the Acceptance Procedures. Unless otherwise set out in the Acceptance Procedures, CHT shall have ten (10) Business Days to perform the acceptance tests as set out in the Acceptance Procedures and to provide Ehave written notice of acceptance or non-acceptance of the Ehave Companion Solution (the “Acceptance Period”). CHT shall not refuse to accept the Ehave Companion Solution unless all or one or more portions of the Solution fail to perform, in any material respect, in accordance with the Acceptance Criteria. Any notice of non-acceptance shall describe the material failure of the Ehave Companion Solution in reasonable detail and CHT shall provide Ehave with reasonably detailed documentation and explanations, together with underlying data, to substantiate the failure and to reasonably assist Ehave in its efforts to diagnose and correct the failure. If CHT gives notice to Ehave of non-acceptance of the Ehave Companion Solution then Ehave shall investigate the reported failure in good faith and correct same, and if the engagement is on a fixed fee basis at no additional cost to CHT, within fifteen (15) Business Days unless an extension is granted by CHT. If, within such fifteen (15) Business day period (or extended period, as applicable), Ehave corrects the failure, then Ehave shall give written notice to CHT certifying that the failure has been corrected, and another Acceptance Period of the same duration as the initial Acceptance Period shall begin and shall be governed by the provisions of this Section 3(d) upon delivery of the corrected Ehave Companion Solution to CHT. If the Acceptance Procedures were conducted three (3) times in respect of the initial implementation of the Ehave Companion Solution, and the eHAve Companion Solution failed to pass the Acceptance Criteria on the third (3rd) try, then, at the discretion of either Party, Ehave may continue to fix the problem, or terminate this Agreement in which case, CHT shall promptly return to Ehave all copies of the Ehave Companion Solution, including the Specifications and any other items delivered to CHT by Ehave thereunder and Ehave shall promptly refund to CHT any monies paid by CHT in respect of the initial development and implementation of the Ehave Companion Solution. If the Acceptance Procedures were conducted three (3) times in respect of a Change, and the Change failed to pass the Acceptance Criteria on the third (3rd) try, then, at the discretion of CHT, Ehave may continue to fix the problem, or terminate the performance of the development of the Change, in which case CHT shall promptly return to Ehave all copies of the Change, including the Specifications thereto and Ehave shall promptly refund to CHT any monies paid by CHT in respect of the development and implementation of the Change.

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(e)	Deployment

Once CHT provides Ehave written notice of acceptance, Ehave will deploy the Ehave Companion Solution or Change, as applicable, by putting the Ehave Companion Solution or Change into production in accordance with, and within the timelines set out, in the Implementation Plan or Change Request, as the case may be.

(f)	Branding

The Ehave Companion Solution may, in the sole discretion of CHT, be branded, marketed, advertised, promoted and sublicensed under CHT Marks. For such purpose, CHT hereby grants to Ehave a non-exclusive, royalty-free, revocable, limited license during the Term and Transition-out Period and within the Territory to use, reproduce, publish and display the CHT Marks solely in connection with the operation of the Ehave Companion Solution for and on behalf of CHT and End Users. Ehave agrees that its use of any CHT Marks will comply with CHT’s branding guidelines to the extent made available by CHT to Ehave from time to time and will enure to the benefit of CHT. The CHT Marks are proprietary to CHT and nothing in this Agreement constitutes the grant of a general license for their use. Other than as expressly set forth herein, Ehave does not acquire any right, title or interest in or to any CHT Marks or the goodwill associated therewith. CHT reserves any and all rights in and to the CHT Marks not expressly granted herein.

4.	CHT DEVELOPMENTS

(a)	Development

From time to time, CHT may request Ehave to develop functionality that is separate from, but interfaces with the Ehave Companion Solution (the “CHT Developments”). Any such development effort shall be subject to a separate services agreement between the Parties which will set out the respective obligations of the Parties regarding the development and deployment of any CHT Developments, including without limitation assignment or transfer of any rights that Ehave may have in such CHT Developments.

(b)	APIs

If CHT desires a third party to develop any CHT Developments, Ehave shall provide to CHT the specifications of the application program interfaces to permit CHT or such other third party to develop the CHT Developments so that it may inter-operate with the Ehave Companion Solution.

(c)	License

If CHT requires Ehave to host the CHT Developments, then CHT hereby grants to Ehave a royalty-free, non-exclusive, non-transferable, limited right and licence during the Term hereof to use the CHT Developments solely for the purpose of enabling its operation for CHT and its End Users’ purposes.

5.	GENERAL PERFORMANCE OBLIGATIONS

(a)	Marketing

CHT shall, in good faith and at its own expense:

(i)	market, advertise, promote and re-license the use of the Ehave Companion Solution to End Users located in the Territory consistent with good business practice, provided that CHT shall have full discretion as to where in the Territory it chooses to do so at any time and from time to time;

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(ii)	develop and execute a marketing plan sufficient to fulfil its obligations under this Agreement;

(iii)	have sufficient knowledge of the industry and solutions competitive with the Ehave Companion Solution (including specifications, features and benefits) so as to be able to explain in detail to the End Users:

A.	the material differences between the Ehave Companion Solution and competing solutions; and

B.	information on standard protocols and features of the Ehave Companion Solution;

(iv)	market, advertise, promote and provide the Ehave Companion Solution and conduct business in a manner that at all times reflects favourably on the Ehave Companion Solution and, subject to Section 3(f), the good name, goodwill and reputation of Ehave; and

(v)	maintain books, records and accounts of all transactions and activities covered by this Agreement and permit reasonable examination thereof by Ehave and its representatives in accordance with this Agreement.

(b)	Provision to End Users

CHT shall require each End User to enter into and execute a subscription agreement in a form and substance satisfactory to Ehave and CHT, acting reasonably, and which contains provisions similar to Ehave’s collaboration agreement for the use of the Ehave solution (the “Subscription Agreement”). Ehave shall be a third party beneficiary hereunder, but shall not have any obligations to the End User thereunder.

(c)	End User Data

Pursuant to the Subscription Agreement, CHT shall obtain from each End User the right to and hereby grants, effective upon the execution and delivery of such End User’s Subscription Agreement, to Ehave:

(i)	a royalty-free, non-exclusive, non-transferable, limited right and licence during the term of such Subscription Agreement to use, copy, store and display the End User Data solely for the purpose of enabling Ehave to operate the Ehave Companion Solution for such End User and as may be necessary for the purpose of enabling Ehave to provide support services in accordance with this Agreement; and

(ii)	a royalty-free, non-exclusive, limited, perpetual right and license to use, copy, store and display End User Data on an aggregated and anonymous basis and so as not to permit the identification of any End User or individual for the sole purpose of improving or developing enhancements to the Ehave Companion Solution , provided that Ehave shall not have any right to use, commercialize or exploit such End User Data in any other manner or for any other purpose.

Except for the limited license expressly provided in Section 5(c), nothing contained in this Agreement shall be construed as granting to Ehave or any third party any right, title, or interest in or to any End User Data. Without limiting the foregoing, Ehave agrees that it shall not (i) modify, alter or commercially exploit any End User Data; or (ii) distribute or sell, rent, lease, license or otherwise make any End User Data available to any third party (other than the particular End User to whom the End User Data pertains and its Authorized Users).

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(d)	Authority to Perform Under this Agreement

Each Party shall, at its own expense, obtain and maintain required certifications, credentials, licences and permits necessary to conduct business in accordance with this Agreement. CHT shall obtain all necessary licenses, permits, certifications and credentials to conduct its business.

(e)	End User Support

On and after the launch of the Ehave Companion Solution, CHT shall, at its own expense, ensure that an adequate number of trained, capable and qualified technical personnel with sufficient knowledge of the Ehave Companion Solution are available to provide first line support to assist End Users. If CHT’s support personnel are unable to resolve any trouble tickets from an End User, CHT may escalate the trouble ticket to Ehave in accordance with the support procedures set out in Schedule “3”.

On and after the launch of the Ehave Companion Solution, Ehave shall ensure that an adequate number of trained, capable and qualified technical personnel with sufficient knowledge of the Ehave Companion Solution are available to provide support in accordance with the support procedures set out in Schedule “3”.

(f)	Government Approval

If, at any time during the Term, any notification, registration or approval is required to give legal effect in any applicable jurisdiction to this Agreement or the transactions contemplated under this Agreement, CHT shall:

(i)	immediately take whatever steps may be necessary to properly notify, register or obtain approval;

(ii)	be responsible for any charges incurred in connection with notifying, registering or obtaining this approval; and

(iii)	keep Ehave currently informed of its efforts regarding this Section 5(f).

Ehave is not obligated to provide access to the Ehave Companion Solution in a particular jurisdiction under this Agreement until CHT has provided Ehave with satisfactory evidence that: (i) this approval, notification or registration is not required or that (ii) it has been obtained. At CHT’s cost and expense, Ehave shall provide reasonable assistance and cooperation to CHT as CHT may reasonably request in its efforts to obtain or provide any such approval, notification or registration, provided that, CHT shall at all times retain full discretion as to where in the Territory it chooses to market, promote, advertise and/or sublicense the Ehave Companion Solution.

(g)	Prohibited Acts

Notwithstanding anything to the contrary in this Agreement, neither CHT nor CHT personnel shall:

(i)	make any representations, conditions, warranties, guarantees, indemnities, similar claims or other commitments:

A.	actually, apparently or ostensibly on behalf of Ehave, or

B.	to any End User regarding the Ehave Companion Solution,

which representations, conditions, warranties, guarantees, indemnities, similar claims or other commitments are additional to or inconsistent with any then-existing representations, conditions, warranties, guarantees, indemnities, similar claims or other commitments in this Agreement or any written or electronic documentation provided by Ehave to CHT; or

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(ii)	engage in any unfair, competitive, misleading or deceptive practices respecting Ehave, Ehave's Trade-marks or the Ehave Companion Solution, including any product disparagement or "bait-and-switch" practices.

6.	EHAVE COMPANION SOLUTION

(a)	Provision and Access to Ehave Companion Solution

Once deployed, Ehave shall operate, support and maintain the Ehave Companion Solution in accordance with the terms of this Agreement, including the Support Procedures set out in Schedule “3”, the Service Level Commitments set out in Schedule “4” and the Security Requirements set out in Schedule “5”. Access to the Ehave Companion Solution may be through a secure connection with the public Internet. CHT acknowledges and agrees that Ehave is not responsible or liable for any communication over the public Internet.

(b)	Security Requirements

Ehave shall implement and maintain those safeguards and controls set out in Schedule “5” to deter and for the detection, prevention and correction of any unauthorized intrusion, access or use of the Ehave Companion Solution, as well as to protect against any loss, theft or unauthorized access, use, disclosure, copying, or modification of End User Data. CHT acknowledges and agrees, and shall obtain such acknowledgement and agreement from its End Users, that notwithstanding the Security Requirements, such methods and procedures may not prevent unauthorized electronic intruders to access the Ehave Companion Solution through the Internet or through other form of electronic communication. If such unauthorized electronic intruders are able to bypass Ehave’s security protocols, firewall and safeguards, such unauthorized electronic intruder may change, delete or otherwise corrupt the contents and data contained in the Ehave Server, including any End User Data. Except for the maintenance of appropriate firewall and safeguards in compliance with the Security Requirements, which are designed to frustrate access from unauthorized electronic intruders, Ehave shall not be liable to CHT or to any of its End users, and hereby disclaims responsibility, with respect to any action, destructive or otherwise, by any unauthorized electronic intruder.

(c)	Maintenance

From time to time, it will be necessary for Ehave to perform maintenance on the Ehave Companion Solution. Such maintenance includes routine maintenance to ensure the continued provision of the Ehave Companion Solution or upgrading, updating or enhancing the Ehave Companion Solution. Ehave shall use its commercially reasonable efforts to perform such maintenance at such times within the designated maintenance windows set forth in Schedule “3” to minimize the impact of any downtime of the Ehave Platform to CHT and its End Users. To the extent Ehave is able, Ehave shall notify CHT at least 48 hours in advance of any scheduled maintenance by sending an email to the designated CHT Service Manager of the scheduled maintenance time and the anticipated duration of such maintenance.

(d)	Changes to Service

Ehave may, at any time, with or without written notice (except in cases where such change may affect the manner in which the Services are delivered, in which case, Ehave shall use reasonable efforts to provide advance written notice, but in any event as soon as reasonably possible thereafter) to CHT (i) make changes to the Ehave Companion Solution that are necessary to comply with applicable safety, security or other statutory requirements or orders from applicable Governmental Authorities; (ii) supplement or make changes to its user documentation and to its rules of operations, access procedures, security and privacy procedures and policies, provided such changes do not materially adversely affect CHT or its End Users; and (iii) change the components, type and location of the Ehave Platform, provided that such changes do not adversely affect the performance, features, functionality or security of the Ehave Companion Solution.

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(e)	Authentication IDs

CHT shall, and shall require its End Users to, control and maintain the security of all Authentication IDs. As between CHT and Ehave, CHT shall be solely responsible for all instructions, commitments and other actions or communications taken under any of CHT’s Authentication IDs. CHT shall promptly report to Ehave any errors or irregularities in the Ehave Companion Solution or the Ehave Platform or any unauthorized use of any part thereof that come to CHT’s attention and inform Ehave immediately if CHT becomes aware that any Authentication ID becomes known to any third person who is not authorized to possess such password.

(f)	End User Data

CHT acknowledges and agrees that Ehave: (i) will not be responsible for the accuracy, completeness or adequacy of any End User Data or the results generated from any End User Data uploaded to and processed by the Ehave Companion Solution in accordance with the Specifications; (ii) has no control over any End User Data or the results therefrom; (iii) does not purport to monitor End User Data; and (iv) shall not be responsible to back up or maintain any back up of the End User Data or portion thereof.

(g)	Viruses

If Ehave, in its absolute discretion, forms the view that any End User Data or any other information or files uploaded by CHT or any of its End User and their Authorized Users contains or includes a Virus or is reasonably considered Objectionable Content, Ehave may remove such End User Data, information or file from the Ehave Companion Solution and take such other action as Ehave deems necessary to protect the integrity and operation of the Ehave Companion Solution. Any reasonable costs associated with such removal may be charged by Ehave to CHT. Ehave shall notify CHT of its actions under this Section 6(g) as soon as reasonably possible.

7.	ROYALTIES AND PAYMENT

(a)	Royalties

The Royalties and payment terms are as set out in Schedule “6”. The Royalties do not include applicable taxes. CHT agrees to pay the Royalties and applicable taxes in accordance with the payment terms as set out in Schedule “6”.

(b)	Taxes:

CHT shall pay any and all applicable taxes, however designated or incurred, which are payable by it pursuant to Applicable Law as a result of or otherwise in connection with the transactions contemplated in this Agreement including, without limitation, federal, provincial and local, excise, sales, use, goods and services, harmonized, value added and any similar taxes, except for any taxes based on Ehave’s net income.

(c)	Interest on Late Payments:

Where CHT fails to pay any amount in accordance with the payment terms set out in Schedule “6”, Ehave shall have the right, in addition to any other rights or remedies available to it, to charge, and CHT shall pay, interest on such overdue amounts at the rate of 1% per month calculated daily, compounded monthly (12.68% per annum) both before and after any court judgement in respect of the same from the date such payment was due.

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8.	AUDIT RIGHTS

(a)	Ehave Right to Audit

CHT will provide Ehave and its representatives, auditors and inspectors ("Auditors") upon ten (10) Business Days prior written notice with reasonable access, during business hours, to all facilities, systems and assets used by CHT, to CHT personnel and subcontractors and to all relevant CHT books and records, in each case, to the extent relevant to this Agreement, in order to conduct appropriate audits, examinations and inspections ("Audits") to:

(i)	verify compliance with the requirements set out in this Agreement; and

(ii)	verify the Royalty calculations.

(b)	Principles Regarding Audits

CHT shall provide to Ehave and its Auditors any assistance they may reasonably require to conduct such Audits. Audits may be conducted once a calendar year, provided that the foregoing limit shall not apply where an audit discovered an overcharge of 5% or more, in which case, Ehave may conduct another audit sooner. No period shall be audited more than once. Costs incurred by Ehave in connection with any audit or inspection conducted shall be borne by Ehave. Notwithstanding the foregoing, if an Audit reveals that CHT underpaid Ehave for any Royalties hereunder, by more than five percent (5%) of the total Royalties paid during the period being audited, CHT shall promptly reimburse Ehave for all reasonable third party expenses incurred by Ehave in connection with such Audit. In all cases CHT shall promptly pay Ehave in full for any underpayments revealed by an Audit. All information obtained by Ehave and its Auditors during any such Audit shall be kept confidential and shall be considered CHT’s Confidential Information. Ehave shall impose confidentiality obligations on its Auditors that are substantially similar to those under Section 13 and shall be responsible for any breach of confidentiality by its Auditors.

(c)	Records

CHT shall keep detailed records and books of account with supporting vouchers, invoices and other documentation showing all expenditures, charges and related calculations of whatsoever nature made by it in the performance of its obligations under this Agreement. CHT shall retain such records for the greater of: (i) three (3) years; or (ii) the period required by Applicable Laws.

(d)	Security Audit

On an annual basis, Ehave shall conduct and provide CHT the results of an audit conducted in accordance with the Statement on Standards for Attestation Engagements (SSAE) No. 18, Service Organization Control (SOC) 2 Report type audit or similar audits in respect of its operations. Ehave shall also provide CHT written notice and detail of any deficiencies that Ehave’s auditors (whether internal or external) found through the conduct of such audits and the remediation efforts that Ehave shall undergo to rectify such deficiencies. Ehave shall promptly rectify any deficiencies identified that may materially and adversely impact the Ehave Companion Solution or End User Data, and shall provide CHT with such information as CHT may reasonably request from time to time with respect to its security controls including any remediation efforts undertaken to rectify any deficiencies.

9.	TERM

This term of this Agreement and the rights and obligations of the Parties hereto shall commence as of the Effective Date and shall continue in perpetuity (the “Term”), unless terminated earlier in accordance with the provisions contained herein.

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10.	SUSPENSION AND TERMINATION

(a)	Suspension of Services:

Subject to the provisions of this Section, in the event that CHT does not pay the Royalties or any portion thereof, when due, Ehave may immediately suspend CHT’s and each of its End Users’ right to access and use the Ehave Companion Solution. However, Ehave shall not suspend CHT’s or its End Users’ right to access and use the Ehave Companion Solution or any End User Data by reason of CHT’s good faith withholding of any payment or amount, or in the event of any payment dispute between the parties arising under or concerning this Agreement, in each case, unless and until such dispute is resolved pursuant to Section 19, provided that CHT shall have a period of five (5) Business Days to pay any amount agreed to in settlement or determined by arbitration pursuant to Section 19 to be payable by it.

(b)	CHT’s Right to Terminate:

Subject to Sections 10(e) and 10(g), CHT may terminate this Agreement and the rights granted hereunder, in whole or in part, without prejudice to enforcement of any other legal right or remedy (including any express termination right set forth elsewhere in this Agreement), immediately upon giving written notice of such termination if Ehave:

(i)	breaches any material provision of this Agreement and such breach continues for a period of twenty (20) Business Days after delivery of a written notice by CHT requiring Ehave to correct such failure; or

(ii)	becomes or is adjudicated insolvent or bankrupt, admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Ehave applies for or consents to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer is appointed without the consent of Ehave; or Ehave institutes any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment or debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding is instituted against Ehave and is not dismissed within sixty (60) Business Days; or any judgment, writ, warrant or attachment or execution of similar process is issued or levied against a substantial part of Ehave’s property and remains unsatisfied for sixty (60) Business Days.

In addition, CHT may terminate this Agreement and the rights granted hereunder, in whole or in part, and without prejudice to enforcement of any other legal right or remedy (including any express termination right set forth elsewhere in this Agreement), at any time without cause, by providing at least thirty (30) Business Days prior written notice to Ehave, but subject to payment of a termination fee equal to an amount set out in Schedule 6.

(c)	Ehave’s Right to Terminate:

Subject to Sections 10(e) and 10(g), Ehave may terminate this Agreement and the rights granted hereunder without prejudice to enforcement of any other legal right or remedy, immediately upon giving written notice of such termination if CHT:

(i)	fails to pay in full any sum owing by it under this Agreement by the due date thereof (other than any sum the payment of which is disputed by CHT in good faith and withheld pending resolution of such dispute in accordance with Section 19) and such failure continues for a period of ten (10) Business Days after delivery of a written notice by Ehave requiring CHT to correct such failure;

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(ii)	breaches any other material provision of this Agreement and such breach continues for a period of twenty (20) Business Days after delivery of a written notice by Ehave requiring CHT to correct such failure; or

(iii)	becomes or is adjudicated insolvent or bankrupt, admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or CHT applies for or consents to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer is appointed without the consent of CHT; or CHT institutes any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment or debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding is instituted against CHT and is not dismissed within sixty (60) Business Days; or any judgment, writ, warrant or attachment or execution of similar process is issued or levied against a substantial part of CHT’s property and remains unsatisfied for sixty (60) Business Days.

(d)	Waiver:

The waiver by either Party of a breach or default of any provision of this Agreement by the other Party shall not be effective unless in writing and shall not be construed as a waiver of any succeeding breach of the same or of any other provision. Nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege by such Party shall constitute a waiver.

(e)	Effect of Termination:

Upon the termination of this Agreement for any reason, subject to and without limiting the provisions of Section 12:

(i)	the Parties shall implement the Transition-Out Services pursuant to Section 10(f);

(ii)	at the end of the Transition-out Period (or earlier upon CHT’s request) Ehave shall terminate and invalidate any Authentication IDs associated with CHT and any of its End Users;

(iii)	Ehave shall, but not earlier than twenty (20) Business Days after the later of termination or expiration of this Agreement or the Transition-out Period, destroy any copies of the End User Data contained in the Ehave Companion Solution and certify in writing to CHT that it has done so;

(iv)	CHT shall pay to Ehave the full amount of all Royalties payable hereunder as of the date of termination, if any, whether already invoiced or not (including any amounts due as late payment charges), and any other monies owing to Ehave hereunder; and

(v)	each Party will return to the other Party, or at the other Party’s written request, destroy, in a secure manner all Confidential Information of the other Party which is then in its possession or control and certify in writing that it has done so.

CHT acknowledges and agrees if any End User fails to download its End User Data from the Ehave Companion Solution in a timely manner (i.e. on or before the later of termination or expiry of this Agreement and the Transition-out Period), it may not have access to such information or such information may be destroyed by Ehave in accordance with the terms of this Section 10(e). Subject to Section 10(f), it is CHT's and each End User’s responsibility to download and obtain all the End User Data on or prior to the termination of this Agreement or expiry of the Transition-out Period (whichever is later). Ehave shall have no responsibility for maintaining or providing to CHT or to any of its End Users the End User Data or any portion thereof, or any liability to CHT or any End User for destroying End User Data, in either case, from and after the twentieth (20th) Business Day after the termination or expiration of this Agreement or the Transition-out Period, whichever later.

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(f)	Transition Assistance:

Without limiting the provisions of Section 11, commencing on the delivery of any notice of termination of this Agreement, and continuing through the effective date of termination and for a period of sixty (60) Business Days thereafter (the “Transition-out Period”), Ehave will, to the extent requested by CHT, provide to CHT (or at CHT's request to CHT's End User) such reasonable cooperation, assistance and services to facilitate the orderly wind down, transition and migration and transfer of the End User Data from Ehave to CHT (the “Transition-out Services”).

(g)	Survival of Covenants:

Notwithstanding the termination or expiration of this Agreement for any reason, the covenants set out in this Section 10(g) and in Sections 7(c), 10(e), 10(f), 11, 12, 13, 14(c), 15, 16, 17, 19, 20(a) and those provisions set out in Section 1 as necessary to interpret the foregoing provisions, of this Agreement shall survive any such termination or expiration.

11.	OWNERSHIP

(a)	Ehave’s Ownership

CHT acknowledges and agrees that, as between CHT and Ehave, Ehave owns all worldwide right, title and interest, including all Intellectual Property Rights, in and to the Ehave Companion Solution, including any developments, enhancements or customizations made as a result of Section 3 and any modifications, enhancements, upgrades, updates or Customization subsequent to the development and implementation in accordance with Section 3, excluding, however, any CHT Developments. CHT does not acquire any rights, title or ownership interests of any kind whatsoever, express or implied, in any of the foregoing other than the licenses granted herein.

(b)	CHT’s Ownership

Ehave acknowledges and agrees that, as between Ehave and CHT, CHT owns all worldwide right, title and interest, including all Intellectual Property Rights, in and to the CHT Developments. Ehave does not acquire any rights, title or ownership interests of any kind whatsoever, express or implied, in any of the foregoing other than the licenses granted herein. Further, as between CHT and Ehave, (i) CHT (or its End User) is and will remain the sole and exclusive owner of all right, title, and interest in and to End User Data, including all Intellectual Property Rights therein and/or relating thereto, subject only to the limited license granted in Section 5(c), and (ii) End User Data and CHT Developments are and will be the Confidential Information of CHT. CHT and End Users shall at all times, including in the event of termination of this Agreement and for a period thereafter as set out in Section 10(e), have access to their respective End User Data and the ability to download and/or export their End User Data out of the Ehave Companion Solution.

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12.	ESCROW

(a)	Escrow Agreement

(i)	Concurrently with execution of this Agreement or, at CHT’s option, as soon as practicable after the Effective Date but in no event later than CHT’s acceptance of and the launch of the Ehave Companion Solution, CHT and Ehave shall enter into a Source Code Escrow Agreement with a reputable software escrow agent mutually acceptable to the Parties (“Escrow Agent”), in or substantially in the form attached hereto as Schedule “7”, or otherwise in a form acceptable to the Parties, acting reasonably, and to the Escrow Agent (the “Escrow Agreement”), providing for the release of the Source Code for the Software, as modified pursuant to Section 3 and all necessary programming documentation, utilities and tools used by Ehave to maintain the Software and to compile the source code into object code (excluding third party utilities and tools licensed by Ehave for which Ehave has not been granted the right to sublicense or otherwise make available such utilities and tools to third parties without additional charge, but including such information as necessary for CHT to obtain licenses to and obtain such third party utilities and tools), all in its then-existing form, to CHT, in the certain circumstances expressly stated in Section 12(b). The Escrow Agreement shall provide that the Software, including the Source Code and object code, Specifications and related documentation are and shall be deemed to be "intellectual property" and the rights under the Escrow Agreement and the license granted under Section 12(a)(iii) are deemed to be "rights to use intellectual property" for purposes of section 65.11(7) of the BIA and section 32(6) of the CCAA.

(ii)	Upon release of the Source Code by the Escrow Agent to CHT pursuant to the terms and conditions of the Escrow Agreement, Ehave hereby warrants that such Source Code and other materials are and will be the then current version of the Software as used by CHT in its provision to End Users of the eEhave Companion Solution under the Subscription Agreements and that Ehave shall throughout the Term keep the Source Code so deposited with the Escrow Agent current by periodically submitting material updates to the Escrow Agent from time to time, as necessary. Save and except for express warranties specified in this Agreement and the Escrow Agreement, Ehave specifically disclaims all other warranties, express or implied, including, without limitation, any warranty of merchantability and fitness for a particular purpose.

(iii)	In connection with the exercise of CHT’s rights under the Escrow Agreement, Ehave hereby grants to CHT a non-exclusive, non-transferable (except as set forth in Section 20(f)), right and license to use and copy the materials deposited with the Escrow Agent, including the Source Code, its Specifications and documentation, and any resulting corrections, repairs, translations, enhancements, and other derivative works and improvements made by CHT, for the sole purposes of providing to CHT the ability to operate, support and maintain, the Ehave Companion Solution for its End Users from time to time, until such time that CHT is able to migrate off the Ehave Companion Solution, but in any event not exceeding twelve months from the date of release of the materials from escrow. CHT may use third parties to perform its foregoing rights, provided that any such third parties are not competitors of Ehave and shall be subject to confidentiality obligations. CHT expressly agrees, however, that CHT shall not exercise any of the foregoing right and license unless and until CHT obtains such Source Code from the Escrow Agent. CHT’s obligations with respect to confidentiality and use of the Source Code shall be equivalent to CHT’s obligations set forth in Section 13 of this Agreement. Notwithstanding any release of the Source Code pursuant to the provisions hereof, Ehave shall retain sole ownership of and other proprietary rights with respect to the Source Code (including any Source Code relating to any modifications made by CHT to the Source Code, all of which shall be owned by Ehave). CHT shall be responsible for all of the Escrow Agent’s fees and charges under the Escrow Agreement.

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(b)	Release Conditions

The parties acknowledge and agree that a “Release Condition” for purposes of the Escrow Agreement shall be deemed to mean any one or more of the following listed events (in addition to any other event specified as a release condition under the Escrow Agreement):

(i)	Ehave makes a general assignment for the benefit of creditors;

(ii)	Ehave voluntarily institutes any bankruptcy, insolvency, reorganization, moratorium, arrangement, readjustment or debt, dissolution, liquidation or similar proceeding relating to it under the laws of any jurisdiction, or any such proceeding is instituted against Ehave and is not dismissed within sixty (60) Business Days; or any judgment, writ, warrant or attachment or execution of similar process is issued or levied against a substantial part of Ehave’s property and remains unsatisfied for sixty (60) Business Days; or Ehave applies for or consents to the appointment of any receiver, trustee or similar officer for it or for all or any substantial part of its property; or such receiver, trustee or similar officer is appointed without the consent of Ehave;

(iii)	Ehave consents to the filing of a petition of bankruptcy against it;

(iv)	a petition of bankruptcy is filed against Ehave which is not discharged within sixty (60) days;

(v)	Ehave becomes or is adjudicated by a court of competent jurisdiction as being bankrupt or insolvent or admits in writing its inability to pay its debts as they mature; Ehave ceases doing business as a going concern;

(vi)	Ehave undergoes a change of control or is a party to a merger or amalgamation;

(vii)	Ehave takes steps to dissolve, liquidate, wind up or otherwise terminate its existence;

(viii)	Ehave has terminated its provision of or ceased to provide the Ehave Companion Solution or support services for a continuing period of fifteen (15) Business Days or more, except pursuant to the termination of this Agreement by Ehave in accordance with its rights contained hrein.

(c)	Effect of Bankruptcy

All of the Software, including the Source Code and object code, the Specifications and related documentation, and all other escrow deposit materials constitute "intellectual property" and all rights and licenses granted by Ehave to CHT under this Agreement or the Escrow Agreement (which is supplementary to this Agreement) are and shall be deemed to be licenses and "rights to use intellectual property" by CHT for the purposes of and as such terms are used and interpreted under section 65.11(7) of the BIA and section 32(6) of the CCAA. CHT shall have the right to exercise all rights and elections under the BIA and CCAA and all other applicable bankruptcy, insolvency and similar laws with respect to this Agreement, the Escrow Agreement and the subject matter hereof and thereof. Without limiting the generality of the foregoing, if Ehave or its estate becomes subject to any bankruptcy or similar proceeding subject to CHT's rights of election, all rights and licenses granted to CHT under this Agreement and the Escrow Agreement will continue subject to the respective terms and conditions hereof and thereof, and will not be affected, even by Ehave's rejection of this Agreement or the Escrow Agreement.

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13.	CONFIDENTIALITY

(a)	Obligation:

Each Party acknowledges that all Confidential Information consists of confidential and proprietary information of the disclosing Party. Each Party shall, and shall cause its employees, agents and contractors to hold Confidential Information of the other Party in confidence, and shall use the same degree of care by instruction, agreement or otherwise, to maintain the confidentiality of the other Party’s Confidential Information that it uses to maintain the confidentiality of its own Confidential Information, but with at least a reasonable degree of care commensurate with the nature and importance of such Confidential Information. Each Party agrees not to make use of Confidential Information other than for the exercise of rights or the performance of obligations under this Agreement (and the Source Code Escrow Agreement), and not to release, disclose, communicate it or make it available to any third person other than employees, agents and contractors of the Party who reasonably need to know it in connection with the exercise of rights or the performance of obligations by such Party under this Agreement (and the Source Code Escrow Agreement) and who are bound by confidentiality and restricted use obligations at least as protective of the Confidential Information as those set forth herein. Each Party agrees to notify the other Party in writing promptly of any loss or unauthorized disclosure or use of such other Party's Confidential Information and cooperate with such other Party to protect the confidentiality and ownership of all Intellectual Property Rights and other rights therein.

(b)	Subpoena:

In the event that any Party receives a request to disclose all or any part of the Confidential Information of the other Party under the terms of a valid and effective subpoena or order issued by a court of competent jurisdiction or by a Governmental Authority, such Party agrees to (i) immediately notify the other Party of the existence, terms and circumstances surrounding such a request; (ii) consult with the other Party on the advisability of taking legally available steps to resist or narrow such request; and (iii) if disclosure of such Confidential Information is required, exercise its commercially reasonable efforts to obtain, and/or assist the other Party to obtain, at the other Party’s expense, an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed Confidential Information which the other Party so designates.

(c)	Injunctive Relief:

Each Party acknowledges and agrees that any unauthorized use or disclosure by it of any of the other Party's Confidential Information, in whole or part, will cause irreparable damage to the disclosing Party, that monetary damages would be an inadequate remedy and that the amount of such damages would be extremely difficult to measure. The receiving Party agrees that the disclosing Party shall be entitled to seek temporary and permanent injunctive relief to restrain the receiving Party from any unauthorized disclosure or use. Nothing in this Agreement shall be construed as preventing the disclosing Party from pursuing any and all remedies available to it for a breach or threatened breach of a covenant made in this Section 13, including the recovery of monetary damages from the receiving Party.

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14.	REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

(a)	Mutual Representations of the Parties:

Each Party represents to the other that:

(i)	it is a company duly organized, validly existing and in good standing under the laws of its incorporation and it has full power and authority to enter into this Agreement and to perform each and every covenant and agreement herein contained;

(ii)	this Agreement has been duly authorized, executed and delivered by it and constitutes a valid, binding and legally enforceable agreement of it;

(iii)	the execution and delivery of this Agreement, and the performance of the covenants and agreements herein contained, are not, in any manner or to any extent, limited or restricted by, and are not in conflict with, any commercial arrangements, obligations, contract, agreement or instrument to which it is either bound or subject; and

(iv)	the execution and delivery of this Agreement and the performance of its covenants and agreements herein contained shall comply in all respects with all laws and regulations to which it or its business is subject.

(b)	Additional representations of Ehave:

Ehave represents to CHT that Ehave possesses the knowledge, skill and experience necessary for the provision and completion of the Ehave Companion Solution in accordance with the terms of this Agreement.

(c)	Warranties

Ehave warrants that for the duration of the Term,

(i)	the Ehave Companion Solution will substantially conform to and operate in accordance with, and have the functions and features set out in, the Specifications, and any related documentation provided by Ehave, and any such documentation shall be complete and accurate in all material respects; and the Ehave Companion Solution will not contain any material undocumented feature;

(ii)	Ehave has implemented and will maintain industry standard protection for the detection, protection and removal of Viruses;

(iii)	Ehave will perform all services under this Agreement in a timely, professional and workmanlike manner using personnel of required skill, experience and qualifications, and will devote adequate resources to meet its obligations (including the Service Level Commitments and its support obligations) hereunder;

(iv)	it has or will have all necessary right, power and authority, including all licenses and Intellectual Property Rights required, to provide and operate the Ehave Companion Solution and to grant all rights and licenses granted or required to be granted by it under this Agreement; and

(v)	Ehave is not aware of any infringement or misappropriation claims by any third party in relation to the Ehave Companion Solution.

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(d)	Exclusion of Other Warranties:

Except as otherwise expressly stated in this Agreement, there are no express or implied warranties or conditions in relation to the Ehave Companion Solution that are the subject matter of this Agreement, including implied warranties or conditions of merchantable quality, fitness for a particular purpose, or non-infringement, or that the Ehave Companion Solution will meet CHT’s or any End Users’ needs or will be available for use at any particular time or will be error free. Under no circumstances will Ehave be liable for the results of CHT or any of its End Users’ misuse of the Ehave Companion Solution, including any use contrary to Applicable Law.

15.	INSURANCE

(a)	Required Insurance:

Both Parties shall, at all times during the currency of this Agreement and for a period of one (1) year after the termination or expiration of this Agreement, maintain the following policies of insurance in effect:

(i)	a comprehensive general liability insurance policy, with minimum coverage of $1,000,000 per occurrence and in the annual aggregate for product liability and completed operations, covering bodily and personal injury, including death, and property damage, including loss of use; and

(ii)	an information and network technology blended liability insurance policy with an insured limit of at least $1,000,000 in the aggregate.

(b)	Evidence of Insurance:

Upon the execution of this Agreement or at any time at a Party’s request during the term of this Agreement, the other Party shall provide the requesting Party with evidence of the aforementioned insurance coverage in the form of a certificate of insurance acceptable to the requesting Party. In the event of any material change or cancellation of the required insurance policies, the applicable Party will provide the other Party with thirty (30) calendar days' prior written notice and will promptly replace such insurance policy in accordance with this Section 15, without lapse in coverage.

16.	INDEMNITIES

(a)	Intellectual Property Indemnity

Ehave shall defend at its own expense any claim, proceeding or suit (a “Claim”) brought against CHT and/or any of its directors, officers, employees, agents, subcontractors, affiliates and/or End Users (collectively, the “CHT Indemnified Parties”) to the extent such Claim alleges that the Ehave Companion Solution furnished hereunder or the use thereof by CHT or its End Users as authorized hereunder or in any Subscription Agreement infringes any copyright, Canadian patent, or registered trademark of a third person, and will indemnify and hold harmless the CHT Indemnified Parties from and against any and all related liabilities, costs, losses, damages and expenses (including reasonable legal fees) arising out of or in connection with or relating to any such Claim, provided that:

(i)	Ehave is given prompt written notice of the Claim or of any allegations or circumstances known to CHT which could reasonably result in a Claim;

(ii)	Ehave is given all reasonable information and assistance from CHT, at Ehave’s expense, which Ehave may require to defend the Claim;

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(iii)	Ehave is given sole control of the defence of the Claim, and all negotiations for the settlement or compromise thereof, provided that Ehave shall promptly engage competent counsel and initiate defence in a professional manner and CHT may observe or participate in such proceedings with its own counsel at its own expense; and

(iv)	the alleged infringement does not result from any non-permitted uses, alterations, modifications or enhancements carried out by CHT, any End User or on its or their behalf by a third person (other than any Ehave personnel or contractors).

If such Claim has occurred, or in Ehave’s opinion is likely to occur, without limiting Ehave’s obligation to defend and indemnify the CHT Indemnified Parties as aforesaid, Ehave may, at its option and expense, either procure for CHT the right to continue using the Ehave Companion Solution in accordance with this Agreement or modify or replace the same so that it becomes non-infringing without loss of functionality, or if none of the foregoing alternatives is reasonably available and at Ehave’s discretion, discontinue the use of the Ehave Companion Solution on not less than sixty (60) Business Days’ prior written notice to CHT and its End Users. The foregoing states the entire obligations of Ehave with respect to any infringement of Intellectual Property Rights of any third Person.

(b)	CHT' Indemnity

CHT shall defend at its own expense any Claim brought against Ehave, its affiliates, directors, officers, employees and agents, to the extent such Claim: (i) alleges, directly or indirectly, that any End User Data infringes any Canadian copyright, patent or registered trademark of a third person; alleges, directly or indirectly, that the End User Data contains any Objectionable Content; (ii) arises through a breach by CHT of its obligations set out in Section 5(g); or (iii) is in relation to any of its End Users’ use of the Ehave Companion Solution, including contrary to Applicable Law, except however to the extent as Ehave has indemnified CHT pursuant to Section 16(a); provided that CHT is given:

(i)	prompt written notice of the Claim or of any allegations or circumstances known to Ehave which could result in a Claim;

(ii)	all reasonable information and assistance from Ehave, at CHT's expense, which CHT may require to defend the Claim; and

(iii)	sole control of the defence of the Claim, and all negotiations for its settlement or compromise thereof.

17.	LIMITATION OF LIABILITY

(a)	Consequential Damages

Subject to Section 17(c), in no event shall either Party be liable to the other for any consequential, incidental, exemplary or punitive damages even if advised in advance of the possibility of such damages. Further, subject to Section 17(c), neither Party shall not be liable to the other Party for any lost revenue, lost profit or lost savings.

(b)	Limitation of Direct Damages

Subject to Section 17(c), in no event shall either Party's liability under this Agreement exceed the aggregate of all amounts paid under this Agreement and amounts that have accrued but not yet been paid in the twelve (12) months preceding the event giving rise to the claim.

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(c)	Exceptions to Limitations

Notwithstanding Sections 17(a) and 17(b), neither Party excludes or limits any liability for:

(i)	personal injury or death to the extent that such injury or death results from the negligence or wilful misconduct of a Party or its employees or subcontractors;

(ii)	fraud, fraudulent misrepresentation or fraudulent concealment;

(iii)	the Party’s obligations set out in Sections 2(c), 5(b), 5(c), 6(b), 11, 13 or 16;

(iv)	CHT’s payment obligations under Section 7; or

(v)	willful misconduct or gross negligence.

(d)	Application of Limitations and Exclusions

The limitations and exclusions set out in this Section shall apply whether a claim, demand or action is based in contract, tort (including negligence), or otherwise.

18.	FORCE MAJEURE

Except for any obligation to make payments, any delay or failure of either Party to perform its obligations under this Agreement or under any Schedule attached hereto shall be excused if, and to the extent, that the delay or failure is caused by an event or occurrence beyond the reasonable control of the Party and without its fault or negligence and that could not have been prevented or avoided by the exercise of reasonable due diligence, such as, by way of example and not by way of limitation, acts of God, action by any Governmental Authority (whether valid or invalid), fires, flood, wind storms, explosions, riots, natural disasters, wars, terrorist acts, sabotage, labour problems (including lock-outs, strikes and slow downs, except for any labour problems of the Party claiming a force majeure event), or court order or injunction; provided that written notice of delay (including anticipated duration of the delay) shall be given by the affected Party to the other Party within two (2) Business Days of the affected Party first becoming aware of such event and the affected Party shall use diligent efforts to end the failure or delay and minimize the effects of such force majeure event. In the event that the force majeure event lasts for fifteen (15) Business Days or longer, either Party shall have the option to terminate this Agreement upon written notice to the other without liability.

19.	DISPUTE RESOLUTION

(a)	Discussions:

Each Party agrees to utilize all reasonable efforts to resolve any dispute, whether arising during the term of this Agreement or at any time after the expiration of termination of this Agreement, which touches upon the validity, construction, meaning, performance or effect of this Agreement or the rights and liabilities of the Parties or any matter arising out of or connected with this Agreement, promptly and in an amicable and good faith manner by negotiations between the Parties.

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(b)	Mediation:

Either Party may submit a dispute to mediation by providing written notice to the other Party. In the mediation process, the Parties will try to resolve their differences voluntarily with the aid of a single, impartial mediator, who shall attempt to facilitate negotiations. The mediator shall be selected by agreement of the Parties. If the Parties cannot otherwise agree on a mediator within five (5) Business Days, a single mediator shall be designated by the ADR Institute of Canada, Inc. or any successor organization (“ADR”) at the request of a Party. Any mediator so designated must not have a conflict of interest with respect to any Party. The mediation shall be conducted as specified by the mediator and agreed upon by the Parties. The Parties agree to discuss their differences in good faith and to attempt, with the assistance of the mediator, to reach an amicable resolution of the dispute. The mediation shall be treated as a settlement discussion and therefore shall be confidential. The mediator may not testify for either Party in any later proceeding relating to the dispute. No recording or transcript shall be made of the mediation proceedings. Each Party shall bear its own costs and legal fees in the mediation. The Parties shall share the fees and expenses of the mediator equally.

(c)	Arbitration:

Subject to Section 19(d), any dispute that has proceeded through mediation established in Section 19(b) without resolution may be submitted to arbitration. Any arbitration conducted pursuant to this Agreement shall take place in the City of Toronto, Ontario. The costs of the arbitration shall be borne equally by the Parties or as may be specified in the arbitrator's decision. The provisions of the Arbitration Act of Ontario, as amended, except as otherwise provided in this Agreement shall govern the arbitration process. The Parties agree to exclude the appeal provisions of the Arbitration Act, as may be amended from time to time, and in particular, section 45 thereof. The determination arising out of the arbitration process shall be final and binding upon the Parties to the arbitration.

(d)	Exceptions to Arbitration:

The following matters shall be excluded from arbitration under this Agreement:

(i)	any disputes involving third Persons;

(ii)	breach of confidentiality by either Party; and

(iii)	intellectual property claims, whether initiated by third Persons or by one of the Parties to this Agreement.

20.	MISCELLANEOUS

(a)	Notice:

Every notice or other communication hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by fax (receipt of which is confirmed) to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

To: Ehave	To: CHT

277 Lakeshore Road E	1 Scarsdale Road
Suite 203
Oakville, Ontario	Toronto, Ontario
Canada	Canada
L6J 6J3	M3B 2R2

Attention: Prateek Dwivedi, President & CEO Attention: Scott Woodrow, CEO

Any such notification shall be deemed delivered (a) upon receipt, if delivered personally, (b) on the next Business Day, if sent by national courier service for next Business Day delivery or if sent by fax. Any correctly addressed notice or last known address of the other Party that is relied on herein that is refused, unclaimed, or undeliverable because of an act or omission of the Party to be notified as provided herein shall be deemed effective as of the first date that said notice was refused, unclaimed, or deemed undeliverable by the postal authorities by mail, through messenger or commercial express delivery services.

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(b)	Modifications:

The Parties may modify this Agreement only upon written agreement.

(c)	Further Assurances:

Each Party shall take such action (including, but not limited to, the execution, acknowledgement and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement.

(d)	Relationship:

The Parties are independent contractors and no other relationship is intended. Nothing herein shall be deemed to constitute either Party as an agent, representative or employee of the other Party, or both Parties as joint venturers or partners for any purpose. Neither Party shall act in a manner that expresses or implies a relationship other than that of independent contractor. Each Party shall act solely as an independent contractor and shall not be responsible for the acts or omissions of the other Party. Neither Party will have the authority or right to represent nor obligate the other Party in any way except as expressly authorized by this Agreement.

(e)	Enurement:

This Agreement shall enure to the benefit of and be binding upon each of the Parties hereto and their permitted successors and assigns.

(f)	No Assignment:

Neither this Agreement nor any rights or obligations hereunder shall be assignable by a Party without the prior written consent of the other Party, provided that either Party shall have the right, on notice to but without the other Party’s consent, to assign this Agreement and its rights and obligations contained herein, to an affiliate or to a third party who is not a competitor of the other Party in connection with a sale of all or substantially all of the assigning Party’s business or assets relating to this Agreement.

(g)	Counterparts and Facsimile Execution and Delivery:

This Agreement may be executed in counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument. To evidence its execution of an original counterpart of this Agreement, a Party may send a copy of its original signature on the execution page hereof to the other Party by facsimile transmission or email and such transmission shall constitute delivery of an executed copy of this Agreement to the receiving Party as of the date of receipt thereof by the receiving Party or such other date as may be specified by the sending Party as part of such transmission.

(h)	Language:

It is the Parties desire and agreement that this Agreement and all Exhibits and associated documentation be drafted in English. Les Parties conviennent que la présente convention et tous les documents s’y rattachant, soient rédigés en anglais.

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IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be duly executed as of the date first written above by an officer authorized in that behalf.

EHAVE, INC.		COMPANION HEALTHCARE TECHNOLOGIES CORP

per:	/s/ Prateek Dwivedi	per:	/s/ Scott Woodrow
Name: Prateek Dwivedi		Name: Scott Woodrow
Title: Chief Executive Officer		Title: Chief Executive Officer

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